News Release Questar Corporation 333 South State Street P.O. Box 45433 Salt Lake City, UT 84145-0433
Exhibit 99.1

December 19, 2014
(N)
NYSE:STR
14-23

Investor Contact:
Tony Ivins (801) 324-5218
Media Contact:
Chad Jones (801) 324-5495

Questar Subsidiary Wexpro Announces Acquisition
Company investing about $52.5 million to increase working interest in current properties

SALT LAKE CITY -- Questar Corporation (NYSE:STR) today announced its subsidiary, Wexpro Company, has acquired an additional interest in a natural gas-producing property for about $52.5 million. Wexpro is increasing its working interest in existing Wexpro-operated assets in the Canyon Creek Unit of southwestern Wyoming's Vermillion Basin. Essentially, this is a "bolt-on" acquisition to the company's current Canyon Creek assets, which are governed by the 1981 Wexpro Agreement for the benefit of Questar's Utah and Wyoming utility customers.
Under the terms of the original Wexpro Agreement, Wexpro produces gas from certain properties at cost of service. The Wexpro II Agreement, approved in 2013, perpetuates that model. Wexpro II stipulates that all Wexpro acquisitions within the footprint of the 1981 agreement must be offered to the public service commissions of Utah and Wyoming for inclusion as cost-of-service properties benefiting Questar's utility customers. Properties submitted but not approved by regulators would be developed and operated by Wexpro, either at cost of service for other parties or as traditional market-based oil and gas properties.
"Whether this acquisition is included in Wexpro II or stands alone, we are excited to add it to our portfolio," said Ron Jibson, Questar chairman, president and CEO. "It's in the heart of our operations and adds value to one of our premier assets."
Wexpro already owns a 70 percent working interest in the properties being acquired; this acquisition will increase that interest to 100 percent and will add an estimated 40 billion cubic feet equivalent (Bcfe) of net proved-developed reserves. Wexpro estimates proved plus probable and possible reserves attributable to the properties to be 60 Bcfe. In addition to 100 producing wells, Wexpro has identified 35 additional well locations for future development. The development targets Mesaverde sands (Almond, Canyon Creek and Trail) that Wexpro has developed for several years. The company estimates average gross reserves attributable to each future Mesaverde well to be between 2 Bcfe and 3 Bcfe, with well costs between $1.7 million and $2.1 million.
"Canyon Creek's repeatable low-risk and low-cost development locations are ideal for Wexpro's business model. Finding costs in this region over the past few years have been very favorable," said Jim Livsey, Wexpro's executive vice president and COO.

The company estimates the asset could yield incremental production of about 4.3 Bcfe net to Questar in 2015.
# # #

About Questar Corporation
Questar is a Rockies-based integrated natural gas company with an enterprise value of about $5.9 billion, operating through three principal subsidiaries:

•	Questar Gas Company provides retail natural gas distribution in Utah, Wyoming and Idaho;

•	Wexpro Company develops and produces natural gas from cost-of-service reserves for Questar Gas customers; and

•	Questar Pipeline Company operates interstate natural gas pipelines and storage facilities in the western U.S. and provides other energy services.

Questar is headquartered in Salt Lake City, Utah.